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                                                                      Exhibit 14


                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

      The policy of EvergreenBancorp, Inc. and its subsidiaries (the "Company") is to conduct business in accordance with the highest ethical standards in order to merit the continued trust and confidence of its customers, its shareholders, and the public in general. The Company's Senior Financial Officers hold an important role in serving this policy. They must conduct their personal affairs and manage their business transactions in a manner which does not result in negative comments or criticism from the public or in any way damage the Company's reputation as a responsible corporate organization.

      The Company's Code of Ethics for Senior Financial Officers (sometimes referred to herein as the "Code") addresses requirements for honest and ethical conduct between personal and professional relationships, the full, fair and accurate disclosure of reports, compliance with applicable laws, internal procedure for prompt reporting of violations to this Code, and accountability for adherence to the Code. The term "Senior Financial Officers" applies to the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.

      This Code of Ethics for Senior Financial Officers is intended to supplement other policies and procedures adopted by the Company governing the conduct of its employees.

      HONEST AND ETHICAL CONDUCT. The policy of the Company is for all Senior Financial Officers to act in an honest and ethical manner, including the handling of actual or apparent conflict of interest between personal and professional relationships. The Company expects its Senior Financial Officers to use sound judgment based on high ethical principles and to refrain from any form of illegal, dishonest or unethical conduct. Additionally, Senior Financial Officers may not personally influence, coerce, manipulate or mislead any accountant engaged in preparing an audit for the Company, or cause anyone else to do so.

      FULL, FAIR AND TIMELY DISCLOSURE. The policy of the Company is that Senior Financial Officers provide to shareholders and financial markets full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the Securities and Exchange Commission and other public communications, if applicable.

      COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS AND REGULATIONS. Senior Financial Officers must fully comply with the spirit and intent of all applicable laws, rules, and regulations.

      INTERNAL REPORTING OF CODE VIOLATIONS. The Senior Financial Officers are expected to actively promote both ethical behavior and compliance with this Code. The Company encourages Senior Financial Officers and employees to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. In addition, Senior Financial Officers and other employees should promptly report violations of applicable laws, rules, regulations or codes of business
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conduct, including this Code, to the Audit Committee. An anonymous complaint may be made using the procedures established by the Audit Committee for complaints regarding financial matters. No one in the Company has authority to retaliate against any employee for reports of possible violations of this Code made in good faith. Any act of retaliation should be reported immediately for appropriate discipline.

      ACCOUNTABILITY FOR ADHERENCE TO THE CODE. It is the responsibility of each Senior Financial Officer to be familiar with the Company's Code of Ethics for Senior Financial Officers. Those officers who violate this Code may be subject to discipline, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for the violator, his or her supervisor, and/or the Company.

      The Board of Directors of EvergreenBancorp, Inc. has the exclusive responsibility for the final interpretation of the Code of Ethics for Senior Financial Officers, and the Code may be revised or amended at any time by the Board of Directors. The Board has the sole discretionary authority to approve any deviation or waiver from the Code. Any waiver, and the grounds for such waiver, for a Senior Financial Officer shall be promptly disclosed as required by law.



Please indicate that you have received, read and will abide by this Code of Ethics for Senior Financial Officers by signing your name and dating the attached acknowledgment and returning it promptly to the Legal Department.

ACKNOWLEDGMENT

I certify that I have received and read and that I will abide by this Code of Ethics for Senior Financial Officers. I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Sign here:  ______________________________      Date: __________________

Print name: _____________________________



(Ed. 12/2003)